Exhibit 99.1

2007 Executive Management Bonus Plan

	Bonus Potential for 2007			Bonus Component Weighting
	(as a % of base salary on December 31, 2007)			(as a % of total bonus opportunity)
Name	Threshold (assumes Financial & Non-Financial Objectives are below Target)	Target (assumes Financial & Non-Financial Objectives are on Target but do not exceed Target)	Maximum (assumes Financial & Non-Financial Objectives exceed Target)	Financial Objectives	Non-Financial Objectives
S. Clark	0%	90%	150%	80%	20%
R. D’Arcy	0%	66 2/3%	100%	80%	20%
A. Hajducky	0%	66 2/3%	100%	80%	20%
J. King	0%	66 2/3%	100%	80%	20%
A. Loew	0%	50%	75%	80%	20%

Financial Objectives:

Metric	Weighting
IDCO Adjusted Revenue	25%
IDCO Adjusted EBITA	40%
IDCO Cash Conversion	15%

80%

•	Payments for performance between the Threshold and Maximum levels are determined on a linear basis, based on the actual performance level achieved.

•	No bonus is paid with respect to any given performance metric if the Threshold level of performance is not met.